Exhibit 5


                           MCLAUGHLIN & STERN, LLP
                            260 MADISON AVENUE
                          NEW YORK, NEW YORK 10016
                              (212) 448-1100
                            FAX (212) 448-0066

RICHARD J. BLUMBERG
Direct Phone: (212) 448-6205
                                                November 22, 2000

Mark Solutions Inc.
1515 Broad Street
Bloomfield, NJ  07003

                  Re:      Mark Solutions, Inc.

Gentlepersons:

We have acted as counsel to Mark Solutions, Inc. ("Mark" or the "Company") in connection with the registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission by Mark.

We hereby confirm to you that we have examined originals or copies certified to our satisfaction of the Company's Certificate of Incorporation, minutes of the meetings of the Board of Directors and shareholders and such other documents and instruments as we deemed necessary, and we have made such examination of law as we have deemed appropriate as a basis for the opinions hereinafter expressed.

Based on the foregoing, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

2. The 6,500,000 shares of common stock being registered and to be offered by three selling shareholders have been duly authorized and validly issued, are fully paid and non-assessable.

We hereby consent to the reference to this Firm in this Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ McLaughlin & Stern, LLP
                                                     McLAUGHLIN & STERN, LLP

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